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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The SCO Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0662823
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

355 South 520 West Lindon, Utah	84042
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 000-29911

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001
(Title of class)

        This Amended Registration Statement is being filed with the Securities and Exchange Commission by The SCO Group, Inc. (the "Company"), formerly known as Caldera International, Inc. ("Caldera International"). Caldera International was a successor issuer to Caldera Systems, Inc., by virtue of paragraph (a) of Rule 12g-3 under the Securities Exchange Act of 1934, as amended. The shareholders of the Company have voted to amend the certificate of incorporation of the Company to: (i) reduce the number of shares of stock the Corporation is authorized to issue and (ii) change the Company's name to The SCO Group, Inc.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

        The authorized capital of the Company consists of 45,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

Common Stock

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Company's board of directors may from time to time determine.

        Voting Rights.    Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not provided in the Company's articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

        No Preemptive or Similar Rights.    The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

        Right to Receive Liquidation Preferences.    Upon a liquidation, dissolution or winding up of the Company, the assets legally available for distribution to the Company's stockholders are distributable ratably among the holders of the Common Stock and any participating preferred stock outstanding at the time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

        The Company's board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series.

Delaware Anti-Takeover Law

        The provisions of the Delaware General Corporation Law, the Company's amended and restated certificate of incorporation and its amended and restated bylaws described below may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company.

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging, under limited circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, which is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an interested stockholder unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, the Company has not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and may discourage attempts to acquire the Company.

Charter

        The Company's amended and restated certificate of incorporation (the "Certificate") provides that all stockholder actions must be effected at a duly-called annual or special meeting and not by a consent in writing. The Certificate also requires the approval of the Company's board of directors to adopt, amend or repeal the Company's amended and restated bylaws (the "Bylaws"). In addition, the Certificate permits the Company's stockholders to adopt, amend or repeal the Bylaws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

        Directors are removable for cause only by stockholders holding a majority of the then-outstanding shares of stock entitled to vote. Vacancies on the board of directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors then in office, even if less than a quorum. Vacancies from newly created directorships must be filled by a majority of the directors then in office. Lastly, the provisions in the Certificate described above and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have an adverse effect on the market price of the Common Stock.

Bylaws

        The Bylaws also contain many of the provisions in the Certificate described above. The Bylaws do not permit stockholders to call a special meeting. In addition, the Bylaws establish an advance notice procedure for matters to be brought before an annual or special meeting of our stockholders, including the election of directors. Business permitted to be conducted at any annual meeting or special meeting of stockholders will be limited to business properly brought before the meeting.

        The Bylaws also provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the Company's management.

Indemnification of Directors and Executive Officers and Limitation of Liability

        The Certificate limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Certificate and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company will enter into separate indemnification agreements with its directors and executive officers that provide them indemnification protection if the Certificate is subsequently amended.

ITEM 2. EXHIBITS

        The following exhibits are filed as part of this Registration Statement on Form 8-A/A.

Regulation S-K Exhibit No.	Description	Filed Herewith	Incorporated By Reference
3.1	Amended and Restated Certificate of Incorporation of Caldera International, Inc	X
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation re consolidation of outstanding shares	X
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation re change of name to The SCO Group, Inc.	X
3.4	Amended and Restated Bylaws	X
4.1	Specimen Common Stock Certificate	X

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 7, 2003	THE SCO GROUP, INC.
	By:	/s/ DARL MCBRIDE Darl McBride President and Chief Executive Officer

THE SCO GROUP, INC.
EXHIBIT INDEX

Regulation S-K Exhibit No.	Description	Filed Herewith	Incorporated By Reference
3.1	Amended and Restated Certificate of Incorporation of Caldera International, Inc	X
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation re consolidation of outstanding shares	X
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation re change of name to The SCO Group, Inc.	X
3.4	Amended and Restated Bylaws	X
4.1	Specimen Common Stock Certificate	X

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
ITEM 2. EXHIBITS
SIGNATURES
THE SCO GROUP, INC. EXHIBIT INDEX